EXHIBIT 99.1

PriceSmart Announces Receipt of Philippines Loan Payment

San Diego, California (July 20, 2006) - PriceSmart, Inc. (NASDAQ:PSMT) today announced that on July 19, 2006 PSMT Philippines, Inc., its former Philippines subsidiary, paid to PriceSmart the sum of $4,785,847 on an outstanding loan of approximately $8,850,000, maturing in 2012. In light of the uncertain future of the business of PSMT Philippines, Inc., at fiscal year end 2005 the Company had recorded a full impairment of the loan receivable. The Company has agreed to accept the payment of $4,785,847 in full satisfaction of this loan (subject only to receipt of certain additional documentation which the Company expects to receive within the next two weeks).

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Central America and the Caribbean, selling high quality merchandise at low prices to PriceSmart members. PriceSmart now operates 23 warehouse clubs in 11 countries and one U.S. territory (four each in Panama and Costa Rica; two each in Dominican Republic, El Salvador, Guatemala, Honduras, and Trinidad; and one each in Aruba, Barbados, Jamaica, Nicaragua and the United States Virgin Islands).

For further information, please contact Robert E. Price, Chief Executive Officer (858) 551-2336; or John M. Heffner, Executive Vice President and Chief Financial Officer (858) 404-8826.